Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 26, 2021	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE FOR

THE THREE AND NINE MONTHS ENDED MARCH 31, 2021

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $265 thousand or $0.15 per diluted share, for the three months ended March 31, 2021 as compared to $625 thousand or $0.35 per diluted share for the same period in 2020. The $360 thousand decrease in net income during the three months ended March 31, 2021 was primarily attributable to a $517 thousand decrease in net interest income and a $52 thousand increase in non-interest expense, which were partially offset by an $82 thousand increase in non-interest income and a $127 thousand decrease in income tax expense. The decrease in net interest income during the three months ended March 31, 2021 was attributable to a $1.3 million decrease in interest income, which was partially offset by an $809 thousand decrease in interest expense. The decrease in interest income for the three months ended March 31, 2021, was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities portfolios, Federal Home Loan Bank (FHLB) stock, and loan portfolio along with lower average balances of mortgage-backed agency securities, FHLB stock and loans outstanding, when compared to the same period in 2020. The decline in interest expense was primarily attributable to lower average balances of FHLB advances outstanding and lower market rates paid on FHLB borrowings and time deposits, which were partially offset by higher average balances of wholesale time deposits during the three months ended March 31, 2021, when compared to the same period in 2020. The increase in non-interest income for the quarter ended March 31, 2021 when compared to the quarter ended March 31, 2020, was primarily attributable to an increase of $56 thousand in investment securities gains and a decrease of $32 thousand in impairment charges related to the Company’s private label mortgage-backed securities portfolio, partially offset by a $3 thousand decrease in service charges on deposits and a $3 thousand decrease in automated teller machine (ATM) fee income. During the three months ended March 31, 2021, the increase in non-interest expense was primarily due to higher employee compensation and recruitment costs of $23 thousand and an $8 thousand increase in occupancy and equipment expense, which were partially offset by lower legal fees of $15 thousand and a lower provision related to off-balance sheet loan commitments of $14 thousand, when compared to the same period in 2020. The decrease in income tax expense for the three months ended March 31, 2021 was primarily attributable to lower levels of taxable income when compared to the same period in 2020.

Net income for the nine months ended March 31, 2021 totaled $1.0 million or $0.59 per diluted share, as compared to $2.1 million or $1.21 per diluted share for the same period in 2020. The $1.1 million decrease in net income during the nine months ended March 31, 2021 was primarily attributable to a $1.4 million decrease in net interest income and a $91 thousand increase in non-interest expense, which was partially offset by an increase of $65 thousand in non-interest income and a decrease in income tax expense of $332 thousand, when compared to the same period of 2020.

The decrease in net interest income during the nine months ended March 31, 2021 was attributable to a $4.0 million decrease in interest income, which was partially offset by a $2.6 million decrease in interest expense, when compared to the nine months ended March 31, 2020. The decrease in interest income for the nine months ended March 31, 2021 was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, loans and FHLB stock, and lower average balances of mortgage-backed and investment securities and FHLB stock when compared to the same period in 2020. The decrease in interest expense was primarily attributable to lower average market rates paid on FHLB borrowings and time deposits during the nine months ended March 31, 2021, when compared to the same period in 2020. The increase in non-interest income for the nine months ended March 31, 2021 was primarily attributable to an increase of $61 thousand in investment securities gains and a decrease of $37 thousand in impairment charges related to the Company’s private label mortgage-backed securities portfolio, partially offset by a $22 thousand decrease in service charges on deposits, a $7 thousand decrease in ATM fee income and a $4 thousand decrease in earnings on Bank-owned life insurance, when compared to the same period of the prior year. During the nine months ended March 31, 2021, the increase in non-interest expense was primarily due to higher employee compensation and recruitment costs of $88 thousand, higher occupancy and equipment related costs of $25 thousand and higher FDIC deposit insurance expense of $76 thousand, partially offset by lower legal fees of $21 thousand, lower provisions related to off-balance sheet loan commitments of $45 thousand, and lower charitable contributions of $50 thousand, when compared to the same period in 2020. The decrease in income tax expense for the nine months ended March 31, 2021 was primarily attributable to lower levels of taxable income when compared to the same period in 2020.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2021 (Unaudited)	June 30, 2020 (Unaudited)
Total assets	$314,233	$357,101

Cash and cash equivalents	3,980	2,500

Certificates of deposits	350	1,840

Investment securities available-for-sale	150,636	147,639

Investment securities held-to-maturity	2,745	3,495

Mortgage-backed securities held-to-maturity	58,453	97,106

Net loans receivable	86,300	91,032

Deposits	155,214	151,335

FHLB advances: long-term, fixed-rate	10,000	15,000

FHLB advances: long-term, variable-rate	25,000	85,000

FHLB advances: short-term	82,093	59,159

Other short-term borrowings	1,200	7,000

Equity	38,506	36,913

Book value per share – Common Equity	20.24	19.36

Book value per share – Tier I Equity	20.20	19.65

Annualized Return on average assets	0.43%	0.69%

Annualized Return on average equity	3.65%	6.90%

Tier I leverage ratio	12.37%	10.16%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended March 31, (Unaudited)		Nine Months Ended March 31, (Unaudited)
	2021	2020	2021	2020
Interest income	$1,314	$2,640	$4,438	$8,398
Interest expense	181	990	723	3,284

Net interest income	1,133	1,650	3,715	5,114
(Credit) provision for loan losses	(7)	(7)	(14)	(25)

Net interest income after (credit) provision for loan losses	1,140	1,657	3,729	5,139
Non-interest income	152	70	367	302
Non-interest expense	936	884	2,692	2,601

Income before income tax expense	356	843	1,404	2,840
Income taxes	91	218	363	695

NET INCOME	$265	$625	$1,041	$2,145

EARNINGS PER SHARE:
Basic	$0.15	$0.35	$0.59	$1.21
Diluted	$0.15	$0.35	$0.59	$1.21

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,751,849	1,771,722	1,749,739	1,772,918
Diluted	1,751,849	1,771,722	1,749,739	1,772,918